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                                                                 OMB APPROVAL
                               UNITED STATES              OMB Number:     3235-0145
                    SECURITIES AND EXCHANGE COMMISSION    Expires:  August 31, 1999
                         Washington, D.C.  20549          Estimated average burden
                                                          Hours per response  14.90
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                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No.  ____________)*



                             The McClatchy Company
-------------------------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 579489  10  5
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               January 27, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [_]   Rule 13d-1(b)

                [X]   Rule 13d-1(c)

                [_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages
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------------------------                                    --------------------
CUSIP No. 579489  10  5                                      Page 2 of 4 Pages
------------------------                                    --------------------
--------------------------------------------------------------------------------
       1           NAMES OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Adair Rideout McClatchy
--------------------------------------------------------------------------------

       2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
       3           SEC USE ONLY
--------------------------------------------------------------------------------

       4           CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                            932,495
   NUMBER OF
    SHARES       ---------------------------------------------------------------
     BENE-              6   SHARED VOTING POWER
   FICIALLY
   OWNED BY                 0
     EACH        ---------------------------------------------------------------
  REPORTING             7   SOLE DISPOSITIVE POWER
   PERSON
    WITH                    932,495
                 ---------------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                   REPORTING PERSON

                   932,495
--------------------------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                   EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   5.3
--------------------------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 4 pages
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Item 1.

   (a)   Name of Issuer:  The McClatchy Company

   (b) Address of Issuer's Principal Executive Offices: 2100 "Q" Street, Sacramento, California 95852

Item 2.
   (a)   Name of Person Filing:   Adair Rideout McClatchy

   (b) Address of Principal Business Office or, if none, Residence: 2100 "Q" Street, Sacramento, California 95852

   (c)   Citizenship:  United States

   (d)   Title of Class of Securities:  Class A Common Stock, $0.01 par value

   (e)   CUSIP Number:  579489  10  5

Item 3. If this statement is filed pursuant to (S)240.13d-1(b) or (S)240.13d-2(b) or (c), check whether the person filing is a:

   (a)   [_]  Broker or dealer registered under section 15 of the Act.

   (b)   [_]  Bank as defined in section 3(a)(6) of the Act.

   (c)   [_]  Insurance company as defined in section 3(a)(19) of the Act.

   (d)   [_]  Investment company registered under section 8 of the Investment
              Company Act of 1940.

   (e)   [_]  An investment adviser in accordance with (S)240.13d-
              1(b)(1)(ii)(E);

   (f)   [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

   (g)   [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

   (h)   [_]  A savings associations as defined in Section 3(b) of the Federal
              Deposit Insurance Act (12 U.S.C. 1813);

   (i)   [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

   (j)   [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a)    Amount Beneficially Owned:  932,495 shares

   (b)    Percent of class:  Approximately 5.3

   (c)    Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote:  932,495

          (ii)   Shared power to vote or to direct the vote:  0

          (iii)  Sole power to dispose or to direct the disposition of:  932,495

          (iv)   Shared power to dispose or to direct the disposition of:  0

Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

      Not applicable.

                               Page 3 of 4 pages
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Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          Security Being Reported on By the Parent Holding Company

     Not applicable.

Item 8.   Identification and Classification of Members of the Group

     Not applicable.

Item 9.   Notice of Dissolution of Group

     Not applicable.

Item 10.   Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                                   April 21, 2000
                                        --------------------------------------
                                                        Date

                                                 /s/ Adair McClatchy
                                        --------------------------------------
                                                      Signature

                                                     Adair McClatchy
                                        --------------------------------------
                                                        Name/Title

   Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                               Page 4 of 4 pages